Exhibit 99(c)(19)

CONFIDENTIAL   2 AUGUST 2008

DISCUSSION MATERIALS

Project Sail

PROJECT SAIL

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by Traveler Group, Inc. (“Traveler” or the Company) and Channel Holdings, Ltd. (“Channel”) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and Channel with respect to the anticipated future performance of the Company and Channel. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, Channel or any other entity, or concerning solvency or fair value of the Company, Channel or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Channel to the future financial performance of the Company or Channel. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of Traveler (the “Special Committee”), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

IRS Circular 230 Disclosure: This memorandum was not intended or written to be used and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.

PROJECT SAIL

I   TRANSACTION OVERVIEW

Collar Sensitivity Analysis

Assumes 0.4850x exchange ratio, cap of $25.00, floor of $18.50 (midpoint of $21.75), variable exchange ratio above $25.00 and between $16.75 and $18.50, and fixed exchange ratio of 0.5357x below $16.75. Channel shareholders would also receive a $1.83 per share cash distribution simultaneously with consummation of the transaction

	Price as a Multiple of:									Accretion/(Dilution)				Price as a Multiple of:
Traveler	2008E		6/30/08		Exchange		Consideration			EPS		BVPS	Premium	6/30/08		12/31/08
Share Price	EPS		BVPS		Ratio		Stock	Cash	Total	2009E	2010E	12/31/08 (a)	to Current	BVPS		BVPS
$26.00	8.8	x	1.88	x	0.4663	x	$12.13	$1.83	$13.96	(3)%	(1)%	21%	56%	1.26	x	1.18	x
25.50	8.6		1.85		0.4755		12.13	1.83	13.96	(4)%	(2)%	22%	56%	1.26		1.18
25.00	8.5		1.81		0.4850		12.13	1.83	13.96	(5)%	(3)%	22%	56%	1.26		1.18
24.50	8.3		1.77		0.4850		11.88	1.83	13.71	(5)%	(3)%	22%	53%	1.24		1.16
24.00	8.1		1.74		0.4850		11.64	1.83	13.47	(5)%	(3)%	22%	50%	1.22		1.14
23.50	8.0		1.70		0.4850		11.40	1.83	13.23	(5)%	(3)%	22%	47%	1.20		1.12
23.00	7.8		1.66		0.4850		11.16	1.83	12.99	(5)%	(3)%	22%	45%	1.18		1.10
22.50	7.6		1.63		0.4850		10.91	1.83	12.74	(5)%	(3)%	22%	42%	1.15		1.08
22.00	7.5		1.59		0.4850		10.67	1.83	12.50	(5)%	(3)%	22%	39%	1.13		1.06
21.50	7.3		1.56		0.4850		10.43	1.83	12.26	(5)%	(3)%	22%	37%	1.11		1.04
21.00	7.1		1.52		0.4850		10.19	1.83	12.02	(5)%	(3)%	22%	34%	1.09		1.02
20.50	6.9		1.48		0.4850		9.94	1.83	11.77	(5)%	(3)%	22%	31%	1.07		1.00
20.00	6.8		1.45		0.4850		9.70	1.83	11.53	(5)%	(3)%	22%	29%	1.04		0.98
19.50	6.6		1.41		0.4850		9.46	1.83	11.29	(5)%	(3)%	22%	26%	1.02		0.96
19.00	6.4		1.38		0.4850		9.22	1.83	11.05	(5)%	(3)%	22%	23%	1.00		0.94
18.50	6.3		1.34		0.4850		8.97	1.83	10.80	(5)%	(3)%	22%	20%	0.98		0.92
18.00	6.1		1.30		0.4985		8.97	1.83	10.80	(6)%	(4)%	22%	20%	0.98		0.92
17.50	5.9		1.27		0.5127		8.97	1.83	10.80	(7)%	(5)%	23%	20%	0.98		0.92
17.00	5.8		1.23		0.5278		8.97	1.83	10.80	(8)%	(6)%	23%	20%	0.98		0.92
16.50	5.7		1.21		0.5357		8.84	1.83	10.67	(9)%	(7)%	23%	19%	0.97		0.90
16.00	5.4		1.16		0.5357		8.57	1.83	10.40	(9)%	(7)%	23%	16%	0.94		0.88
15.50	5.3		1.12		0.5357		8.30	1.83	10.13	(9)%	(7)%	23%	13%	0.92		0.86
15.00	5.1		1.09		0.5357		8.04	1.83	9.87	(9)%	(7)%	23%	10%	0.89		0.84
14.50	4.9		1.05		0.5357		7.77	1.83	9.60	(9)%	(7)%	23%	7%	0.87		0.81
14.00	4.7		1.01		0.5357		7.50	1.83	9.33	(9)%	(7)%	23%	4%	0.84		0.79

Note: Excludes estimated value of Channel warrants owned by Traveler to be cancelled.

PROJECT SAIL

VIII   PROFORMA FINANCIAL ANALYSIS

Pro Forma Income Statement

($ in millions, except per share amounts)

Assumes 0.4850x exchange ratio and Traveler share price of $23.18

	2009E	2010E
Standalone Net Income:
Traveler	$76.0	$81.0
Channel	89.6	101.7
Subtotal	$165.6	$182.8

Adjustments:
Pre-Closing Channel Net Income	—	—
Cost Savings	$3.6	$4.7
Interest Expense	—	—
Amortization of Identifiable Intangibles	(0.5)	(0.5)
Amortization of Debt Issuance Fee	—	—
Amortization of Bridge Loan Fees	—	—
Loss of Equity Income from Channel	(3.9)	(4.9)
Foregone Interest Income on Cash	(3.1)	(3.1)
Shift in Business Mix	0.6	1.7
Change in TRM Accounting	(3.7)	(0.4)
Impact of External Reinsurance Ceded	(2.2)	(9.3)
Channel Tax Adjustment	(29.5)	(33.3)
Subtotal	$(38.7)	$(45.1)

Pro Forma Net Income	$126.8	$137.7

WA Diluted Shares (mm):
Pro Forma	40.8	40.8
Traveler Standalone	23.3	23.3

Earnings per Share:
Pro Forma	$3.11	$3.37
Traveler Standalone	3.26	3.47

Accretion/(Dilution):
$	$(0.15)	$(0.10)
%	(4.7)%	(3.0)%

Source: FactSet (8/1/08), company filings and management projections.

Note: Standalone data based on management projections.

PROJECT SAIL

VII    ANALYSIS OF TRANSACTION

Summary of Selected Transaction Statistics

($ in millions, except per share amounts)

	Channel	Offer		Selected Comparable Traded Companies (a)				P&C	Premiums Paid Analysis
	Statistic	Price		Mean		Median		Deals	FIG	All
Implied Stock Consideration per Share (b)		$11.24
Cash Distribution per Share		1.83
Warrant Value per Share		0.06
Total Consideration per Share		$13.13

Exchange Ratio (Stock Only)		0.4850	x
Implied Aggregate Exchange Ratio		0.5666	x
Aggregate Consideration ($mm)		$508.0

Consideration as Multiple of:
IBES:
2008E EPS	$1.75	7.5	x	6.2	x	6.4	x
2009E EPS	2.20	6.0		6.4		6.8

Management:
2008E EPS	$1.50	8.7	x	6.2	x	6.4	x
2009E EPS	2.32	5.7		6.4		6.8

Book Value per Share (6/30/08E):
Reported	$11.05	1.19	x	0.90	x	0.91	x
Adjusted (c)	11.51	1.14		0.93		0.94

Implied Premium:
Current (8/1/08)	$8.97	46%						31%	21%	23%
1-Week Prior	9.21	43%						30%	21%	23%
1-Month Prior	9.49	38%						38%	24%	25%
52-Week High	13.15	(0)%
52-Week Low	8.74	50%
30 Day VWAP	9.18	43%

Note: Based on Channel fully diluted share count.

(a)                     Includes Aspen, Endurance, PartnerRe, Everest Re and Platinum Underwriters.

(b)                    Based on 8/1/08 Traveler share price $23.18.

(c)                     Excludes accumulated and other comprehensive income (AOCI).